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                                                                  EXHIBIT (k)(7)

                   FIRST AMENDED AND RESTATED MULTI-CLASS PLAN
                         FOR VAN KAMPEN SENIOR LOAN FUND

         This Multi-Class Plan (the "Plan") provides for the issuance and distribution of multiple classes of shares by the Van Kampen Senior Income Fund (the "Fund") in accordance with the terms, procedures and conditions set forth below. This Plan has been adopted by the Fund pursuant to an order of the Securities and Exchange Commission granting exemptive relief from certain provisions of Section 18 of the Investment Company Act of 1940, as amended (the "Act"). A majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund within the meaning of the Act, found this Plan to be in the best interest of the Fund and each Class (defined below) of Shares (defined below) of the Fund. This Plan was amended and restated as of February 3, 2005.

1. DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.

         (a)      "Class": a class of Shares of the Fund.

         (b)      "Class A Shares" shall have the meaning ascribed in Section
                  2(a).

         (c)      "Class B Shares" shall have the meaning ascribed in Section
                  2(b).

         (d)      "Class C Shares" shall have the meaning ascribed in Section
                  2(c).

         (e)      "Class IB Shares" shall have the meaning ascribed in Section
                  2(d).

         (f)      "Class IC Shares" shall have the meaning ascribed in Section
                  2(e).

         (g)      "CDSC": contingent deferred sales charge.

         (h) "CDSC Shares": shares of VK Funds which are subject to a CDSC upon their redemption by the shareholder.

         (i) "CDSC Schedule": the schedule of years following acquisition during which classes of CDSC Shares are assessed a CDSC upon their redemption by the shareholder.

         (j) "Distribution Expenses": expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in the Plan of Distribution and/or board resolutions.

         (k) "Distribution Fee": a fee paid by the Fund to the Distributor in reimbursement of Distribution Expenses.

         (l)      "Distributor": Van Kampen Funds Inc.

         (m)      "EWC ": early withdrawal charge.

         (n) "EWC Period": the schedule of years following acquisition during which Shares of certain classes of the Fund are assessed an EWC upon their repurchase by the Fund.

         (o) "EWC Rate": the rate that EWCs are assessed on Shares of certain classes of the Fund upon their repurchase by the Fund according to a schedule of years following acquisition.

         (p) "Plan of Distribution": Any plan adopted with respect to payment of a Distribution Fee wherein the Fund agrees to comply with Rule 12b-1 under the Act as if the Fund were an open-end investment company.

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         (q)      "Service Fees": fees paid to financial intermediaries for the ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.

         (r)      "Share": a share of beneficial interest of the Fund.

         (s)      "Trustees": the trustees of the Fund.

         (t) "VK Funds": certain open-end investment companies, distributed by Van Kampen Funds Inc., which offer shares for which tendering shareholders of the Fund may exchange their Class A Shares, Class B Shares, Class C Shares, Class IB Shares or Class IC Shares as described herein.

2.       CLASSES.  The Fund offers five Classes of Shares as follows:

         (a) Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Trustees and set forth in the Fund's prospectus or statement of additional information, which may be reduced or eliminated for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers and as set forth in the Fund's prospectus or statement of additional information. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing, may be subject to an EWC for the EWC Period and EWC Rate as set forth in Section 4. The offering price of Shares subject to a front-end sales charge shall be computed in accordance with procedures approved by the Board of Trustees and disclosed in the Fund's prospectus or statement of additional information. Class A Shares shall be subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees and set forth in the Fund's prospectus or statement of additional information.

         (b) Class B Shares. Class B Shares shall be (1) offered at net asset value, (2) subject to an EWC for the EWC Period and EWC Rate as set forth in Section 4, (3) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees and set forth in the Fund's prospectus or statement of additional information and (4) converted to Class A Shares three to ten years after the calendar month in which the shareholder's order to purchase was accepted, which number of years shall be as approved from time to time by the Trustees and set forth in the Fund's prospectus or statement of additional information.

         (c) Class C Shares. Class C Shares shall be (1) offered at net asset value, (2) subject to an EWC for the EWC Period and EWC Rate as set forth in Section 4, and (3) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees and set forth in the Fund's prospectus or statement of additional information.

         (d) Class IB Shares. Class IB Shares shall be (1) offered at net asset value and (2) are not subject to a Distribution Fee or a Service Fee.


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         (e)      Class IC Shares. Class IC Shares shall be (1) offered at net asset value and (2) subject to ongoing Service Fees approved from time to time by the Trustees and set forth in the Fund's prospectus or statement of additional information.

3. RIGHTS AND PRIVILEGES OF CLASSES. Each Class of the Fund will represent an interest in the same portfolio of investments of the Fund and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise herein.

4. EWC. An EWC may be imposed upon repurchase of Class A Shares, Class B Shares and Class C Shares that do not incur a front end sales charge subject to the following conditions:

         (a) EWC Period. The EWC Period for Class A Shares shall be 18 months. The EWC Period for Class B Shares shall be at least three years but not more than ten years as approved from time to time by the Trustees and set forth in the Fund's prospectus or statement of additional information. The EWC Period for Class C Shares shall be one year.

         (b) EWC Rates. The EWC Rate shall be approved from time to time by the Trustees and set forth in the Fund's prospectus or statement of additional information. If an EWC is imposed for a period greater than eighteen months the EWC Rate must decline during the EWC Period such that (a) the EWC Rate is less in the last year of the EWC Period than in the first and
                  (b) in each succeeding year the EWC Rate shall be less than or equal to the EWC Rate in the preceding year.

         (c) Disclosure and Changes. The EWC Rate and EWC Period shall be disclosed in the Fund's prospectus or statement of additional information and may not be increased unless approved as set forth in Section 12.

         (d) Method of Calculation. The EWC shall be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being repurchased. No sales charge shall be imposed on increases in the net asset value of the Shares being repurchased above the initial purchase price. No EWC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class A Shares, Class B Shares and Class C Shares are to be redeemed when not all of such Shares would be subject to an EWC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act as if the Fund were an open-end investment company.

         (e) Waiver. The Distributor may in its discretion waive an EWC otherwise due upon the repurchase of Shares under circumstances previously



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                  approved by the Trustees and disclosed in the Fund's
                  prospectus or statement of additional information.

         (f) Calculation of Offering Price. The offering price of Shares subject to an EWC shall be computed in accordance with procedures approved by the Board of Trustees and disclosed in the Fund's prospectus or statement of additional information.

         (g) Retention by Distributor. The EWC paid with respect to Shares of the Fund shall be retained by the Distributor as reimbursement for expenses incurred in connection with the sale of Shares.

5. SERVICE AND DISTRIBUTION FEES. Class A, Class B, and Class C Shares shall be subject to a Service Fee and a Distribution Fee. Class IC Shares may be subject to a Service Fee but not to a Distribution Fee. The Service Fee applicable to any class shall not exceed 0.25% per annum of the average daily net assets of the Class and the Distribution Fee shall not exceed 0.75% per annum of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Fund with respect to such fees and Rule 12b-1 of the Act as if the Fund were an open-end investment company.

6. CONVERSION. Shares purchased through the reinvestment of dividends and distributions paid on Shares subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares in a Shareholder's account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive or reimburse the Fund, or take such other actions with the approval of the Trustees as may be reasonably necessary, to ensure the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under the Plan of Distribution, applicable to the class of shares converting into Class A Shares.

7.       ALLOCATION OF EXPENSES, INCOME AND GAINS AMONG CLASSES.

         (a) Expenses Applicable to a Particular Class. Shares of each Class of the Fund shall be assessed only that Service Fee, Distribution Fee and/or EWC applicable to that particular Class of Shares. Other expenses applicable to a particular Class, such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated between Classes in different amounts if they are actually incurred in different amounts by the Classes or the Classes receive services of a different kind or to a different degree than other Classes.



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         (b)      Distribution Expenses. Distribution Expenses actually
                  attributable to the sale of all Classes shall be allocated to each Class based upon the ratio which sales of each Class bears to the sales of all Shares of the Fund. For this purpose, Shares issued upon reinvestment of dividends or distributions, upon conversion from Class B Shares to Class A Shares or upon stock splits will not be considered sales.

         (c) Income, Capital Gains and Losses and Other Expenses Applicable to all Classes. Income, realized and unrealized capital gains and losses and expenses such as advisory fees applicable to all Classes shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

         (d) Determination of Nature of Expenses. The Trustees shall determine in their sole discretion whether any expense other than those listed herein is properly treated as attributed to a particular Class or all Classes.

8. EXCHANGE PRIVILEGE. Shareholders whose Shares are accepted by the Fund for repurchase may elect to receive in exchange, in lieu of cash, shares of the same class of a VK Fund at net asset value and without a sales charge, subject to the following conditions:

         (a) General. Shares of the Fund may be exchanged for shares of the same class of a VK Fund at net asset value and without sales charges provided that the Distributor may specify that certain funds may not be exchanged within a designated period after acquisition, which shall not exceed 90 days, without prior Distributor approval. The class of a VK Fund for which Class IB Shares and Class IC Shares of the Fund shall be exchanged is the Class A Shares of such VK Fund. For the Van Kampen Tax Free Money Fund (which offers only one class of shares), all Classes of Shares of the Fund shall be exchanged into the sole class of shares of the Van Kampen Tax Free Money Fund.

         (b) CDSC Schedule. Any CDSC Shares acquired through such an exchange will be subject to a CDSC Schedule for such class of such VK Fund equivalent to the EWC Rates for such class of the Fund upon their subsequent redemption. For purposes of computing the length of time the acquired CDSC Shares have been held prior to redemption, the holding period of the original Class A, Class B or Class C Shares shall be added to the holding period of the acquired CDSC Shares.

9.       VOTING RIGHTS OF CLASSES.

         (a) Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to the Plan of Distribution related to that Class, provided that:



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                  (i)      If any amendment is proposed to the plan under which
                           Distribution Fees are paid with respect to Class A Shares of the Fund that would increase materially the amount to be borne by Class A Shares under that plan, then no Class B Shares shall convert into Class A Shares of that Fund until the holders of Class B Shares of that Fund have also approved the proposed amendment.

                  (ii) If the holders of the Class B Shares referred to in subparagraph (a)(i) do not approve the proposed amendment, the Trustees of the Fund and the Distributor shall take such action as is necessary to ensure that the Class voting against the amendment shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the amendment.

         (b) Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.

10. DIVIDENDS. Dividends paid by the Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner, at the same time and on the same day and will be in substantially the same amount, except any Distribution Fees, Service Fees or incremental expenses relating to a particular Class will be borne exclusively by that Class.

11. REPORTS TO TRUSTEES. The Distributor shall provide to the Trustees of the Fund quarterly and annual statements concerning distribution and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 of the Act, as it may be amended from time to time, as if the Fund were an open-end fund. The Distributor also shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Plan.

12. AMENDMENT. Any material amendment to this Plan shall be approved by the affirmative vote of a majority of the Trustees of the Fund, including the affirmative vote of the Trustees who are not interested persons of the Fund, except that any amendment that increases an EWC Rate or lengthens the EWC Period must also be approved by the affirmative vote of a majority of the Shares of the affected Class. The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Plan.


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